Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated December 5, 2022, relating to the consolidated balance sheets of DLH Holdings Corp. as of September 30, 2022 and 2021, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended September 30, 2022 and 2021, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC

East Brunswick, New Jersey
May 30, 2023